EXHIBIT 5.1

February 6, 2008

Asian Financial, Inc.
69930 Highway 111, Suite 100,
Rancho Mirage, CA  92270

Re:       Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Wyoming counsel for Asian Financial, Inc., a Wyoming corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of shares of 7,437,695 Common Stock, par value US $0.001 per share (the “Common Stock”) of the Company to be offered and sold solely by current shareholders of the Company (the “Selling Shareholders”).

We have reviewed and are familiar with (a) the Company's Articles of Incorporation and Bylaws (b) the Wyoming Business Corporation Act and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Shareholders under the Registration Statement have been duly authorized and legally issued by the Company and are fully paid and non-assessable. This opinion is limited to matters governed by the laws of the State of Wyoming.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.

This opinion is issued by Karpan and White Law Offices, LC.

Sincerely,

/s/ Karpan & White Law Offices LC
Karpan & White Law Offices LC